Exhibit 99.1

CURTIS C. FARMER NAMED EXECUTIVE VICE PRESIDENT OF COMERICA WEALTH & INSTITUTIONAL MANAGEMENT

DENNIS J. MOORADIAN TO RETIRE IN FIRST QUARTER 2009

DALLAS/September 26, 2008 – Comerica Incorporated (NYSE: CMA) today announced that Curtis C. Farmer will be its new Executive Vice President of Wealth and Institutional Management. Farmer will become a member of Comerica’s Management Policy Committee and report to Ralph W. Babb Jr., chairman and chief executive officer.

Farmer will lead the business segment which serves the needs of affluent clients and institutions and includes Private Banking, Comerica Asset Management, Comerica Securities, Comerica Insurance, Private Fiduciary Services, Institutional Trust and Retirement Services, Wilson Kemp and World Asset Management.

Farmer will succeed Dennis J. Mooradian, who is expected to retire in the first quarter of 2009. Mooradian joined Comerica in November 2003 from Wells Fargo of San Francisco, Calif. Mooradian was instrumental in building a highly effective Wealth and Institutional Management team at Comerica, and drove growth in the company’s private banking, trust and investment businesses.  He led the expansion of the product and service offering; improved technology, facilities and training; and recruited many talented professionals.

Farmer will be joining Comerica on Oct. 20, 2008, from Wachovia Corporation of Charlotte, N.C., where he most recently spent three years as Executive Vice President and Wealth Management Director of the Wealth Management segment. In this role, he led the organization’s Southeast Region, which includes the Carolinas, Virginia, Georgia and Texas.

During his 23 years with Wachovia, he held a variety of positions of increasing scope and responsibility, including Senior Vice President and Managing Executive/National Sales Manager for Wachovia Trust Company and Wealth Management in Charlotte; Senior Vice President and Wealth Management Director in Philadelphia, Pa.; and Senior Vice President and Managing Executive of Marketing and Strategic Planning in Charlotte.

Farmer earned a bachelor’s degree from Wake Forest University, where he also earned his Masters in Business Administration.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada, China and Mexico. Comerica reported total assets of $66 billion at June 30, 2008. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

Media Contacts:	Investor Contact:
Wayne Mielke	Darlene Persons
(214) 462-4463	(214) 462-6831

Wendy Walker
(214) 462-6669